Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Clear Channel Outdoor Holdings, Inc. Announces Launch of Senior Notes Offering

San Antonio, Texas, December 10, 2009. Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“Clear Channel Outdoor Holdings”), announced today that its indirect, wholly-owned subsidiary, Clear Channel Worldwide Holdings, Inc., a Nevada corporation (“Clear Channel Worldwide”), will offer $750,000,000 aggregate principal amount of senior notes due 2017 (the “Notes”). Clear Channel Outdoor Holdings, Clear Channel Outdoor, Inc., a Delaware corporation and wholly-owned subsidiary of Clear Channel Outdoor Holdings (“CCOI”), and certain other existing and future domestic subsidiaries of Clear Channel Outdoor Holdings (collectively, the “Guarantors”) will guarantee the Notes.

The Notes will be senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel Worldwide and the guarantees of the Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the Guarantors, including indebtedness owed by CCOI to Clear Channel Communications, Inc., a Texas corporation and the parent of Clear Channel Outdoor Holdings and Clear Channel Worldwide (“Clear Channel Communications”).

Clear Channel Worldwide intends to loan the proceeds from the issuance and sale of the Notes to CCOI, which in turn will use the net proceeds to repay approximately $730 million aggregate principal amount of indebtedness owed to Clear Channel Communications.

The Notes will be offered and sold only to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Act. The initial issuance and sale of the Notes will not be registered under the Act, and the Notes may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Act. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

Additional Information

Headquartered in San Antonio, Texas, Clear Channel Outdoor Holdings is a global leader in the out-of-home advertising industry. Clear Channel Worldwide, also headquartered in San Antonio, Texas, is an indirect, wholly-owned subsidiary of Clear Channel Outdoor Holdings that has no direct operations or operating assets.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current Clear Channel Outdoor Holdings’ management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Examples of such statements in this press release include, among other matters, the completion of the proposed offering of the Notes and the intended use of proceeds. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel Outdoor Holdings’ ability to control or predict. Clear Channel Outdoor Holdings does not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Clear Channel Outdoor Holdings, Inc.

Corporate Communications, 210-832-3700